Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement of Rydex Dynamic Funds (Form N-1A) (Post-Effective Amendment No. 28 to File No. 333-84797; Amendment No. 28 to File No. 811-09525) of our reports dated May 24, 2013 on the financial statements and financial highlights of the Rydex Dynamic Funds, included in the March 28, 2013 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

July 25, 2013